Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

LIBERTY MEDIA ACQUISITION CORPORATION

LIBERTY MEDIA ACQUISITION CORPORATION, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.The name of the Corporation is Liberty Media Acquisition Corporation. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 6, 2020, and the name under which the Corporation was originally incorporated was LMAC, Inc. An Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 21, 2021 (the “Amended and Restated Certificate”).
2.This Amendment to the Amended and Restated Certificate of Incorporation (this “Amendment”) has been duly adopted by the Board of Directors of the Corporation and approved by the Corporation’s stockholders in accordance with the provisions of the Amended and Restated Certificate and Section 242 of the General Corporation Law of the State of Delaware.
3.This Amendment further amends the provisions of the Amended and Restated Certificate.
4.The following text in Article IV, Section A of the Amended and Restated Certificate is hereby deleted in its entirety:

“Agreement in Principle Event” means the Corporation having executed a letter of intent, agreement in principle or definitive agreement for the initial Business Combination within 24 months from the closing of the Offering but having not consummated the initial Business Combination within such 24-month period.

5.The Amended and Restated Certificate is hereby amended by deleting Article X, Section 1(b) in its entirety and inserting the following in lieu thereof:

(b)In connection with the Corporation’s initial public offering of securities (the “Offering”), an amount equal to the gross offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) as described in the Corporation’s registration statement on Form S-1, as initially filed with the SEC on November 19, 2020, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest of (i) the consummation of the initial Business Combination, (ii) the redemption of 100% of the Offering

Shares if the Corporation is unable to complete its initial Business Combination by such date as shall be determined by the Board of Directors and publicly announced by the Corporation, provided that such date shall be no sooner than the date of the effectiveness of this Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Corporation pursuant to the DGCL and no later than December 30, 2022, and (iii) the redemption of Offering Shares in connection with a vote seeking to amend any provisions of this Restated Certificate (A) to modify the substance or timing of the Corporation’s obligation to allow redemptions in connection with the Corporation’s initial Business Combination or to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination by such date as shall be determined by the Board of Directors and publicly announced by the Corporation, provided that such date shall be no sooner than the date of the effectiveness of this Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Corporation pursuant to the DGCL and no later than December 30, 2022, or (B) relating to stockholders’ rights or pre-initial Business Combination activity (as described in Article X, Section 6). Holders of shares of Series A Common Stock included as part of the units sold in the Offering (including as part of an underwriters’ overallotment option) (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are Liberty Media Acquisition Sponsor LLC or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”

6.The Amended and Restated Certificate is hereby amended by deleting Article X, Section 2(d) in its entirety and inserting the following in lieu thereof:

(d)In the event that the Corporation has not consummated an initial Business Combination by such date as shall be determined by the Board of Directors and publicly announced by the Corporation, provided that such date shall be no sooner than the date of the effectiveness of this Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Corporation pursuant to the DGCL and no later than December 30, 2022, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest (net of taxes payable, and less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholder(s) and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

7.The Amended and Restated Certificate is hereby amended by deleting Article X, Section 6 in its entirety and inserting the following in lieu thereof:

6.Additional Redemption Rights. If, in accordance with Article X, Section 1(a), any amendment is made to this Restated Certificate that would modify the substance or timing of the Corporation’s obligation to allow redemptions in connection with the Corporation’s initial Business Combination or to redeem 100% of the Offering Shares if the Corporation has not

consummated an initial Business Combination by such date as shall be determined by the Board of Directors and publicly announced by the Corporation, provided that such date shall be no sooner than the date of the effectiveness of this Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Corporation pursuant to the DGCL and no later than December 30, 2022, or with respect to any other provision herein relating to stockholder’s rights or pre-initial Business Combination activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of taxes payable), divided by the number of then outstanding Offering Shares. The Corporation’s ability to provide such opportunity and implement such an amendment is subject to the Redemption Limitation. Each Public Stockholder that does not exercise its Redemption Rights under this Section 6 shall retain its interest in the Corporation and shall be deemed to have given its consent to the release of the applicable funds in the Trust Account pursuant to this Section 6. The exercise by a Public Stockholder of the Redemption Rights under this Section 6 (and any withdrawal of any exercise of such rights) shall be conditioned on such Public Stockholder following the specific procedures for redemptions (or withdrawals, as applicable) set forth by the Corporation in any applicable tender offer or proxy materials sent to the Corporation’s Public Stockholders relating to the proposed initial Business Combination.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on this 14th day of November, 2022.

LIBERTY MEDIA ACQUISITION CORPORATION

By: /s/ Brittany A Uthoff

Name: Brittany A. Uthoff

Title: Vice President